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FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RECORD REVENUES FOR
THE THIRD QUARTER OF FISCAL 2007

DAYTONA BEACH, Fla. - October 4, 2007 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the fiscal third quarter ended August 31, 2007.

"We are pleased to report record revenues for the 2007 third quarter," said ISC President Lesa France Kennedy. "The consolidation of results from events at Chicagoland Speedway and Route 66 Raceway was the primary driver of the year-over-year growth. In addition, higher combined corporate partner spending for sponsorship, hospitality and advertising for comparable events contributed to the increase."

Third Quarter Comparison

Total revenues for the third quarter increased to $196.3 million, compared to revenues of $178.9 million in the prior-year period. Operating income was $48.2 million during the third quarter compared to $51.8 million in the third quarter of fiscal 2006.

Year-over-year comparability was impacted by:

  Lower television broadcast rights fees from NASCAR's consolidated contracts that began in 2007.
  The consolidation of Raceway Associates LLC (owner and operator of Chicagoland Speedway and Route 66 Raceway).
  The timing of Kansas Speedway's IRL IndyCar and NASCAR Craftsman Truck weekend, which was held in the third quarter of 2006 and in the second quarter of 2007.
  Accelerated depreciation of $6.9 million, or $0.08 per diluted share after tax, associated with certain existing offices and buildings that are expected to be razed during the next three to 21 months as part of the Company's previously announced Daytona Live! project.
- more -

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 2

  The 2007 third quarter recognition of $1.6 million, or $0.03 per diluted share after tax, in deferred income tax expense attributable to enactment of an income-based tax system in the state of Michigan.
  The write-down by Motorsports Authentics ("MA") of certain inventory and related assets, which is included in ISC's equity losses. ISC's 50 percent portion was $12.4 million, or $0.24 per diluted share after tax.

Net income for the 2007 third quarter was $9.5 million, or $0.18 per diluted share, compared to net income of $34.3 million, or $0.64 per diluted share, in the prior year. Excluding the aforementioned accelerated depreciation, increased deferred income tax expense and inventory-related charges at MA, non-GAAP (defined below) net income for the 2007 third quarter was $27.9 million, or $0.53 per diluted share.

Year-to-Date Comparison

For the nine months ended August 31, 2007, total revenues increased to $563.0 million from $544.9 million in 2006. Operating income for the nine monthes ended August 31, 2007, was $149.0 million compared to $182.4 million in the prior year.

Year-over-year comparability was impacted by:

  The aforementioned decrease in NASCAR television rights fees, and the acquisition and consolidation of Raceway Associates LLC.
  Impairment charges of $9.2 million, or $0.11 per diluted share after-tax, primarily attributable to ISC's previously announced decision to discontinue speedway development efforts in Kitsap County, Washington. To a lesser extent, the impairment charges include estimated costs for fill removal on the Company's Staten Island property.
  Accelerated depreciation of $14.2 million, or $0.17 per diluted share after tax, for certain office and related buildings in Daytona Beach, which is substantially related to the Company's Daytona Live! project.
  The previously discussed 2007 third quarter increase in deferred income tax expense of $1.6 million, or $0.03 per diluted share after tax, attributable to the change in Michigan state income tax laws.
  The aforementioned write-down by Motorsports Authentics of certain inventory and related assets, which is included in ISC's equity losses. ISC's 50 percent portion was $12.4 million, or $0.24 per diluted share after tax.

Net income was $63.7 million, or $1.20 per diluted share, for the first nine months of 2007. In the first nine months of 2006, net income was $109.0 million, or $2.05 per diluted share. Excluding the accelerated depreciation, impairment charges, increased deferred income tax expense and inventory-related charges at MA, non-GAAP (defined below) net income for the first nine months of 2007 was $92.4 million, or $1.75 per diluted share.

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 3

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP.  Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The 2007 adjustments relate to accelerated depreciation for certain office and related buildings in Daytona Beach; impairment charges related to the Company's decision to discontinue development efforts in Kitsap County, Washington, and costs related to fill removal on ISC's Staten Island property; increased deferred income tax expense related to the change in Michigan state tax laws; and the write-down of certain inventory and related assets at Motorsports Authentics. The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

	(In Thousands, Except Per Share Amounts)
	(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2006	August 31, 2007	August 31, 2006	August 31, 2007

Net income	$ 34,272	$ 9,517	$ 109,012	$ 63,726

Net loss, net of tax, from:
Discontinued operations	27	30	146	56
Income from continuing operations	34,299	9,547	109,158	63,782

Adjustments, net of tax:
Additional depreciation	-	4,262	-	8,689
Impairment of long-lived assets	-	69	-	5,937
Michigan income tax	-	1,595	-	1,595
Inventory-related write-down of
equity investment	-	12,414	-	12,414
Non-GAAP net income	$ 34,299	$ 27,416	$ 109,158	$ 91,946

Per share data:
Diluted earnings per share	$ 0.64	$ 0.18	$ 2.05	$ 1.20

Net loss, net of tax, from:
Discontinued operations	-	-	-	-
Income from continuing operations	0.64	0.18	2.05	1.20

Adjustments, net of tax:
Additional depreciation	-	0.08	-	0.17
Impairment of long-lived assets	-	-	-	0.11
Michigan income tax	-	0.03	-	0.03
Inventory-related write-down of
equity investment	-	0.24	-	0.24
Non-GAAP diluted earnings per share	$ 0.64	$ 0.52	$ 2.05	$ 1.75

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 4

2007 Third Quarter Highlights

An overview of the significant major event weekends held in the third quarter of 2007 includes:

  Three weekends of exciting IRL IndyCar racing at Watkins Glen International, Richmond International Raceway, and Michigan International Speedway.
  Route 66 Raceway hosted a successful weekend of NHRA POWERade Nationals racing.
  Michigan hosted a NASCAR NEXTEL Cup, NASCAR Craftsman Truck and ARCA event weekend in June that posted lower than anticipated attendance-related revenue due to weak economic conditions in the region.  In addition to thrilling on-track competition, highlights of the weekend included the implementation of several fan-friendly initiatives and a reduction in post-race traffic to approximately two hours following the Citizens Bank 400.
  Daytona International Speedway hosted a NEXTEL Cup, Busch and Grand-Am racing weekend, highlighted by the second closest finish in Cup history.  While the racing was outstanding, attendance-related revenues were lower than anticipated.  The Pepsi 400 weekend has experienced inclement weather over the last few years.  These recent weather issues coupled with the more regional consumer selling area for this event impacted ticket sales.
  Chicagoland Speedway hosted a successful NEXTEL Cup and Busch series weekend in mid-July.  Recently, the track announced it will install lighting in time for its 2008 NEXTEL Cup and Busch weekend.  Lighting will allow events to be run later in the day when temperatures are cooler, further enhance the atmosphere of the races, and provide a hedge against the potential for inclement weather conditions.
  Watkins Glen hosted a successful NEXTEL Cup, Busch and Grand-Am series weekend, highlighted by increased attendance of more than five percent over the prior year.
  The Company, with its partners Group Motorisé International, hosted a successful Busch and Grand-Am series weekend at the historic Circuit Gilles Villeneuve in Montreal, Canada, anchored by the inaugural NAPA 200 Busch race.  A strong crowd was on-hand for the weekend’s events and ISC looks forward to building upon the success of its first international event.
  NEXTEL Cup and Busch series racing returned to Michigan in August.  Despite a considerable increase in attendance over the facility’s June event weekend, inclement weather forced the postponement of the 3M Performance 400 until Tuesday.  This marked the first time a Michigan Cup race had been postponed due to weather in 30 years.

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 5
Corporate partner spending remains strong for ISC, highlighted by the sold out inventory of NEXTEL Cup and Busch series race entitlements.  During the quarter, the Company secured its remaining Cup entitlements with LifeLock at Kansas Speedway and Sharp Aquos at California.  Also, as previously announced, ISC signed a comprehensive 10-year multi-track sponsorship agreement with Coca-Cola.  This milestone agreement debuts in 2008 with the 50th running of the Daytona 500®.

"Corporate partners continue to be drawn to ISC's strong collection of assets and premier events," continued Ms. France Kennedy.  "Leading up to the 50th running of the Daytona 500, we have partnered with Kroger to launch the largest in-store retail promotion in the history of motorsports, reaching nearly all 2,500 Kroger and subsidiary stores nationwide including Fry's, Ralph's, King Sooper and others.  In addition, companies representing more than 40 brands, including Holiday Inn, UPS and others, are spending a combined $100 million in activation during our year-long promotion.  The high level of corporate participation in this comprehensive and broad-reaching campaign further demonstrates the strength and value delivered by an ISC partnership.

"Corporate partner spending remains our fastest growing revenue stream," Ms. France Kennedy added.  "We continue to see strong interest from Fortune 500 corporations and regional businesses, all looking to grow their business by capitalizing on a motorsports partnership.  These businesses choose to partner with ISC due to our premier events, nationwide presence, compelling media and intellectual property assets and professional expertise."

Recent Developments

To date in the fiscal fourth quarter:

  California Speedway hosted a NEXTEL Cup and Busch event weekend on Labor Day weekend.  Despite very exciting racing, the weekend posted less than anticipated results primarily due to inclement weather.  The region experienced an intense heat wave with temperatures of 100 degrees and higher during the week leading up to the races.  In addition, the temperature on the day of the Cup race was a record 113 degrees and marked the hottest day of the year.  By comparison, weather in the area during this time of the year usually measures in the low to mid 90's.
  Richmond hosted a weekend of exciting NEXTEL Cup and Busch series racing, anchored by the Chevy Rock and Roll 400.  The facility posted its 32nd consecutive NEXTEL Cup sellout for the race before the Chase for the Championship, including the additional grandstands added for 2007.  Also, attendance for the Emerson Radio 250 Busch Series race posted a solid increase over the prior year.
  Chicagoland hosted an exciting season finale weekend for the IRL IndyCar Series.  Dario Franchitti narrowly passed Scott Dixon for the victory and the 2007 series championship.
  Last weekend, ISC hosted its first race in the NEXTEL Cup Chase for the Championship at Kansas Speedway.  The facility once again recorded sold-out attendance for both its NEXTEL Cup and Busch events, despite a rain-shortened LifeLock 400.
For the remainder of the fourth quarter, Talladega will host a NEXTEL Cup, Truck and ARCA weekend.  Advanced ticket sales are trending slightly behind the prior year due to certain unique factors for the 2006 race weekend.  In addition, nearly 75 percent of ticket holders travel from out of state for Talladega's fall race weekends, making them more susceptible to challenges in consumer spending and high fuel prices.  Nonetheless, the facility

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 6

expects to host a crowd in 2007 significantly higher than 2005 and the Company remains positive in the long-term trends for this facility.

Also in the fourth quarter, Martinsville Speedway will host a weekend of NEXTEL Cup and Craftsman Truck racing, followed by consecutive weekends of NEXTEL Cup, Busch and Craftsman Truck series racing at Phoenix International Raceway and the Ford Championship Weekend at Homestead-Miami Speedway.

External Growth Initiatives

The Company, in a 50/50 joint venture with The Cordish Company, continues to pursue a commercial mixed-use development project on 71 acres it owns across from Daytona International Speedway.  Local market studies and further project analysis are ongoing and, if results of these analyses are favorable and the joint venture proceeds with the development, it is expected that certain existing corporate headquarter, which are not fully depreciated, and other buildings will be razed during the next three to 21 months.

The Company also continues to pursue the possibility of developing motorsports entertainment facilities in the metropolitan markets of Denver and New York, as well as in the Pacific Northwest.  ISC believes these regions represent an attractive long-term opportunity for future growth.

On Staten Island, ISC has recently entered into negotiations with ProLogis for the sale of the 676-acre property the Company currently owns.  ProLogis is the world's largest owner, manager and developer of distribution facilities, with a proven track record of developing projects that positively impact the communities in which they are located.  The Company will provide more information upon execution of any definitive agreement, and hopes to close the transaction by calendar year-end.  In the interim, ISC is continuing clean-up efforts on the property in accordance with the consent order signed with the New York Department of Environmental Conservation ("DEC").  All outstanding issues have been resolved with the DEC concerning non-compliant fill, and fill removal from the property is underway.

Other Developments

Regarding the Kentucky Speedway, LLC, civil action filed in July 2005 against NASCAR and ISC, the Company is proceeding with the preparation of its defense.  ISC continues to expect fiscal 2007 litigation costs related to its defense will range between $6.0 million and $7.0 million, or $0.07 to $0.08 per diluted share after tax.  Pretrial discovery in the case was recently concluded and, based on all of the evidentiary materials reviewed, ISC believes more strongly than ever that the vague allegations of the complaint are totally without merit.  At this point the Company also believes the likelihood of a materially adverse result appears to be remote, although there is always a level of uncertainty in litigation.  ISC will continue to vigorously defend itself in this matter.

Regarding Motorsports Authentics, the Company's 50/50 merchandising joint venture with Speedway Motorsports, newly appointed President and Chief Executive Officer Mark Dyer and his management team have made important changes to the business and are finalizing plans for 2008.  In July, their preliminary review indicated a loss for MA for 2007 of between $15 million and $20 million, the primary contributor of which

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 7

was the impact of Dale Earnhardt Jr.'s decision to leave Dale Earnhardt, Inc. at the end of the 2007 racing season.  This change resulted in a significant reduction and cancellations of pending and anticipated merchandise orders.

Since July, several additional significant team and driver changes for 2008 have been announced, which have further negatively affected the salability of existing merchandise.  The combined impact of the additional changes and better visibility on the full impact of Dale Earnhardt Jr.'s move to Hendrick Motorsports has resulted in a revised estimate of a non-GAAP loss between $20 million and $25 million for MA in 2007.  This estimate excludes the previously discussed 2007 third quarter charges to reflect the write-down of certain inventory and related balances primarily associated with the previously mentioned team and driver changes, and other excess 2007 merchandise on-hand.

The Company believes this revised estimate addresses the significant operating issues related to 2007 for MA.  In addition, it is important to note that 2007 has been very unusual in the total number of high-profile driver and team changes, the timing of which is earlier than usual and exacerbates current year sales and inventory issues.  Lastly, while MA continues to find ways to optimize results for 2007, their efforts are primarily focused on ensuring that the company is on solid footing to begin 2008.

"While we are clearly disappointed with the challenges at Motorsports Authentics for 2007, we are encouraged by the efforts underway to position MA for future long-term success," added Ms. France Kennedy.  "These efforts include implementing more rigorous buying and inventory control systems, improved distribution models and limiting future exposure to changing market dynamics.  We continue to believe the sale of licensed merchandise represents a significant opportunity for the Company, and expect that MA has the potential for generating solid growth in earnings and cash flow for ISC."

Share Repurchase Program

In the third quarter, the Company purchased 495,000 shares of its Class A Common Stock for $25.0 million, bringing the total number of shares purchased to one million since the program was initiated in December 2006.  ISC believes its capital allocation strategy reflects a balanced approach that will enhance shareholder value and further position the Company for long-term success.

Outlook

ISC has further refined its financial guidance for fiscal 2007.  The Company now expects full year total revenues to range between $810 million and $815 million.  ISC also expects non-GAAP earnings for fiscal 2007 to range between $2.70 and $2.75 per diluted share.  This estimate excludes the previously discussed additional depreciation, impairment charges, deferred income tax expense and inventory-related equity investment charges.

ISC expects earnings before interest, taxes, depreciation and amortization ("EBITDA")1 and operating margins for the 2007 fourth quarter and full year to range as follows:

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 8

	Quarter	Year
	Ending	Ending
	11/30/2007	11/30/2007
EBITDA margin	43% - 44%	40% - 41%
Operating margin	36% - 37%	32% - 33%

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

"Looking ahead to 2008, several key indicators are pointing to the start of a successful year for ISC," Ms. France Kennedy concluded.  "Both corporate and consumer demand for the 50th running of the Daytona 500 are very strong, and renewal trends for other events are positive.  We continue to closely monitor consumer spending and broader macro-economic factors, and remain focused on providing a premium experience to our fans.  From an industry perspective, the full-time introduction of the Car of Tomorrow and the series name changes to the Sprint Cup and the Nationwide Series should continue to drive overall awareness for the sport.  We remain very positive on the outlook of our business and are focused on building long-term value for our shareholders."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 866-406-5408 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, identification number 9240956. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, October 11, 2007.  To access, dial toll free 877-519-4471 and enter the code 9240956, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. In addition, ISC is a limited partner with Group Motorise International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 9

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; the Daytona 500 Experience, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 10
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2006	August 31, 2007	August 31, 2006	August 31, 2007
REVENUES:
Admissions, net	$ 56,918	$ 62,970	$ 161,718	$ 175,518
Motorsports related	100,541	113,689	316,788	324,095
Food, beverage and merchandise	19,410	17,663	59,435	57,028
Other	2,023	1,978	6,969	6,380
	178,892	196,300	544,910	563,021

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	30,320	35,067	99,422	101,341
Motorsports related	41,620	47,099	104,886	116,886
Food, beverage and merchandise	12,430	10,605	37,000	33,506
General and administrative	28,391	31,383	79,589	90,127
Depreciation and amortization	14,323	23,825	41,565	62,973
Impairment of long-lived assets	-	108	-	9,184
	127,084	148,087	362,462	414,017

Operating income	51,808	48,213	182,448	149,004
Interest income	1,363	1,402	3,384	3,699
Interest expense	(2,713)	(4,041)	(9,613)	(11,781)
Equity in net income (loss) from equity investments	5,451	(17,145)	768	(21,756)

Income from continuing operations before income taxes	55,909	28,429	176,987	119,166
Income taxes	21,610	18,882	67,829	55,384

Income from continuing operations	34,299	9,547	109,158	63,782
Loss from discontinued operations, net of income tax benefits
of $60 and $40, and $208 and $126, respectively	(27)	(30)	(146)	(56)
Net income	$ 34,272	$ 9,517	$ 109,012	$ 63,726

Basic earnings per share:
Income from continuing operations	$ 0.64	$ 0.18	$ 2.05	$ 1.21
Loss from discontinued operations	-	-	-	-
Net income	$ 0.64	$ 0.18	$ 2.05	$ 1.21

Diluted earnings per share:
Income from continuing operations	$ 0.64	$ 0.18	$ 2.05	$ 1.20
Loss from discontinued operations	-	-	-	-
Net income	$ 0.64	$ 0.18	$ 2.05	$ 1.20

Dividends per share	$ -	$ -	$ 0.08	$ 0.10

Basic weighted average shares outstanding	53,177,570	52,473,146	53,162,611	52,791,267

Diluted weighted average shares outstanding	53,272,124	52,583,820	53,262,895	52,905,851

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 11
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	November 30, 2006	August 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$ 59,681	$ 57,009
Short-term investments	78,000	39,250
Receivables, less allowance of $1,000 in 2006 and 2007	52,699	57,886
Inventories	3,976	6,195
Deferred income taxes	995	1,311
Prepaid expenses and other current assets	8,251	35,466
Total Current Assets	203,602	197,117

Property and Equipment, net of accumulated depreciation of $371,219 and
$412,194, respectively	1,157,313	1,281,383
Other Assets:
Equity investments	175,915	112,201
Intangible assets, net	149,314	179,019
Goodwill	99,507	118,605
Deposits with Internal Revenue Service	110,813	117,936
Other	25,595	27,644
	561,144	555,405
Total Assets	$ 1,922,059	$ 2,033,905

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$ 770	$ 2,565
Accounts payable	29,577	21,257
Deferred income	124,254	192,319
Income taxes payable	22,477	19,723
Other current liabilities	19,226	28,068
Total Current Liabilities	196,304	263,932

Long-Term Debt	367,324	375,654
Deferred Income Taxes	191,642	206,705
Long-Term Deferred Income	10,808	16,070
Other Long-Term Liabilities	866	5,744
Commitments and Contingencies	-	-
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized;
31,078,307 and 30,603,208 issued and outstanding in 2006 and 2007, respectively	311	306
Class B Common Stock, $.01 par value, 40,000,000 shares authorized;
22,100,263 and 21,646,210 issued and outstanding in 2006 and 2007, respectively	221	216
Additional paid-in capital	698,396	650,709
Retained earnings	456,187	514,569

Total Shareholders’ Equity	1,155,115	1,165,800
Total Liabilities and Shareholders’ Equity	$ 1,922,059	$ 2,033,905

ISC REPORTS RECORD REVENUES FOR THE 2007 THIRD QUARTER	PAGE 12
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	August 31, 2006	August 31, 2007
OPERATING ACTIVITIES
Net income	$ 109,012	$ 63,726
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	41,565	62,973
Stock-based compensation	2,019	3,233
Amortization of financing costs	410	388
Deferred income taxes	13,462	16,004
(Income) loss from equity investments	(768)	21,756
Impairment of long-lived assets, non-cash	-	6,143
Excess tax benefits relating to stock-based compensation	(185)	(169)
Other, net	(105)	1,314
Changes in operating assets and liabilities:
Receivables, net	(9,844)	(3,315)
Inventories, prepaid expenses and other assets	(23,866)	(28,737)
Deposits with Internal Revenue Service	-	(7,123)
Accounts payable and other liabilities	6,957	9,465
Deferred income	55,996	58,515
Income taxes	(325)	(2,576)
Net cash provided by operating activities	194,328	201,597

INVESTING ACTIVITIES
Capital expenditures	(81,282)	(70,439)
Proceeds from asset disposals	161	-
Purchase of equity investments	(124,565)	-
Acquisition of business, net of cash acquired	-	(87,111)
Proceeds from affiliate	128	67
Proceeds from short-term investments	52,050	105,120
Purchases of short-term investments	(124,150)	(66,370)
Other, net	(374)	58
Net cash used in investing activities	(278,032)	(118,675)

FINANCING ACTIVITIES
Proceeds under credit facility	80,000	65,000
Payments under credit facility	(80,000)	(65,000)
Payment of long-term debt	-	(29,311)
Exercise of Class A common stock options	145	357
Cash dividends paid	(4,270)	(5,292)
Excess tax benefits relating to stock-based compensation	185	169
Reacquisition of previously issued common stock	(460)	(51,517)
Deferred financing costs	(368)	-
Net cash used in financing activities	(4,768)	(85,594)

Net decrease in cash and cash equivalents	(88,472)	(2,672)
Cash and cash equivalents at beginning of period	130,758	59,681
Cash and cash equivalents at end of period	$ 42,286	$ 57,009

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